UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 23, 2019

Seattle Genetics, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-32405	91-1874389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

21823 30
th
Drive SE
Bothell, Washington 98021
(Address of principal executive offices, including zip code)
(425)

527-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form
8-K
filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	SGEN	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule
 12b-2
 of the Securities Exchange Act of 1934 (§
240.12b-2
 of this chapter).
Emerging growth company
☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

In this report, “Seattle Genetics,” “we,” “us” and “our” refer to Seattle Genetics, Inc.
Item 8.01	Other Events.
On July 23, 2019, we entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, SVB Leerink LLC and Goldman Sachs & Co. LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale of 7,142,858 shares of our common stock, par value $0.001 (the “Common Stock”). The price to the public in this offering is $70.00 per share, and the Underwriters have agreed to purchase the shares from us pursuant to the Underwriting Agreement at a price of $66.85 per share. The net proceeds to Seattle Genetics from this offering are expected to be approximately $476.9 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. The offering is expected to close on or about July 26, 2019, subject to customary closing conditions. In addition, under the terms of the Underwriting Agreement, we have granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 1,071,428 shares of our Common Stock, solely to cover overallotments. Seattle Genetics anticipates using the net proceeds from the offering to fund the ongoing commercialization of ADCETRIS in the United States and Canada, to fund its activities in preparation for the potential commercial launch of enfortumab vedotin, if approved by the FDA, to fund its research and development efforts designed to further expand the ADCETRIS label and to advance its pipeline of product candidates, as well as for general corporate purposes, including working capital.
The Underwriting Agreement contains customary representations, warranties and agreements by us, customary conditions to closing, indemnification obligations of Seattle Genetics and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by such parties.
The offering is being made pursuant to Seattle Genetics’ effective registration statement on Form S-3 (Registration Statement No. 333-222793) previously filed with the Securities and Exchange Commission and a prospectus supplement. The foregoing is only a brief description of the terms of the Underwriting Agreement, does not purport to be a complete statement of the rights and obligations of the parties under the Underwriting Agreement and the transactions contemplated thereby, and is qualified in its entirety by reference to the Underwriting Agreement that is filed as Exhibit 1.1 hereto. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto.
Forward-Looking Statements
Certain of the statements made in this report are forward looking, such as those, among others, relating to Seattle Genetics’ expectations regarding the completion, timing and size of the public offering, and its anticipated use of net proceeds from the offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks and uncertainties related to completion of the public offering on the anticipated terms or at all, market conditions and the satisfaction of customary closing conditions related to the public offering. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in the company’s Quarterly Report on Form
10-Q
for the quarter ended June 30, 2019 filed with the SEC on July 16, 2019. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

1.1
Underwriting Agreement, dated July 23, 2019, by and among Seattle Genetics, Inc. and J.P. Morgan Securities LLC, SVB Leerink LLC and Goldman Sachs & Co. LLC, as representatives of the several underwriters named therein

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (included in Exhibit 5.1)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEATTLE GENETICS, INC.

Dated: July 24, 2019	By:	/S/ CLAY B. SIEGALL
Clay B. Siegall President and Chief Executive Officer